Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road
Wilmington, MA 01887-1086	contact:	John B. Bartlett
Telephone 978-658-8888 Ext 520		Senior Vice President
Facsimile 978-988-0659		jbartlett@unifirst.com

UNIFIRST ANNOUNCES RECORD FINANCIAL RESULTS

FOR THE FISCAL 2008 FOURTH QUARTER AND FULL YEAR

Wilmington, MA (October 28, 2008) -- UniFirst Corporation (NYSE: UNF) today announced record revenues and earnings for its fiscal fourth quarter and full year which ended August 30, 2008.

Revenues were $251.0 million for the quarter, an increase of 10.3% over the fourth quarter of fiscal 2007. For the full year, revenues increased 13.4% to $1.023 billion from $902.1 million in fiscal 2007. Fiscal 2008 included an extra week compared to fiscal 2007 which accounted for 2.2 percentage points of year over year revenue growth.

Fourth quarter net income increased 13.7% to $12.3 million, or $0.63 per diluted common share, from last year’s fourth quarter net income of $10.8 million, or $0.56 per diluted common share. Net income for the full year increased 34.9% to $61.0 million, or $3.15 per diluted common share, from $45.2 million, or $2.34 per diluted common share for the comparable period in 2007.

Ronald D. Croatti, UniFirst President and Chief Executive Officer, stated, “We are very pleased to report another year of record profits and revenues, one that also saw us achieve our long time goal of becoming a billion dollar company. In addition to strong organic revenue growth, we were able to show significant improvement in the margins of our core laundry operations. I want to thank the entire management team as well as our thousands of employees throughout North America and Europe who worked so hard to achieve these results.”

The primary reason for the Company’s strong full year results was the performance of the Company’s core laundry operations, which makes up approximately 90% of the Company’s revenues. Core laundry revenues increased 10.7% and 13.9%, respectively, for the quarter and full year compared to fiscal 2007. The organic revenue growth for the core laundry business, which excludes the effects of the extra week, acquisitions and fluctuations in the Canadian exchange rate, was 6.6% for the fourth quarter and 7.5% for the full year.

For the full year, the income from operations for the core laundry business as a percentage of revenues increased to 11.3% in fiscal 2008 from 9.7% in fiscal 2007. This improvement was primarily the result of lower merchandise amortization as well as lower payroll and payroll related costs as a percentage of revenues. In addition, the results in 2007 were affected by severance expense and increases to the Company’s environmental reserves that decreased income from operations by $2.3 million. These positive comparisons were partially offset by higher energy costs as a percentage of revenues.

For the fourth quarter, the core laundry income from operations as a percentage of revenues decreased from 10.0% in 2007 to 9.3% in 2008. This drop in margin is due primarily to increases in the cost of energy and other commodities. The cost of gasoline and natural gas increased sharply during the fourth quarter and had a large impact on operating results compared to the same quarter in 2007. In addition, the benefit related to lower merchandise amortization as a percentage of revenues realized throughout the year continued to benefit the fourth quarter, but at a reduced level.

The Company’s Specialty Garments segment improved its fourth quarter performance, increasing its operating results from a loss of $0.8 million in fiscal 2007 to income of $0.4 million in fiscal 2008. The income from operations of the First Aid segment was $0.5 million in both fiscal 2008 and fiscal 2007 fourth quarters.

The Company’s overall results for both the full year as well as the fourth quarter were also positively impacted by lower interest rates on the Company’s variable rate debt as well as lower effective tax rates compared to fiscal 2007.

In looking ahead to fiscal 2009, Mr. Croatti stated, “We currently are operating in very difficult economic conditions. We continue to encounter high levels of headcount reductions throughout our customer base and a more difficult selling environment. Although energy costs have begun to fall recently, we are experiencing higher overall input costs in our business. Despite the challenging economic landscape, the Company’s financial position remains strong and we are excited about building on our fiscal 2008 performance.”

Conference Call Information

The Company will hold a conference call Wednesday, October 29, 2008 at 4:00 PM (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs over 10,000 team partners who serve over 200,000 customer locations in 46 U.S. states, Canada and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst Corporation is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen	Thirteen	Fifty-three	Fifty-two
	weeks ended	weeks ended	weeks ended	weeks ended
	August 30,	August 25,	August 30,	August 25,
(In thousands, except share and per share data)	2008 (2)	2007 (2)	2008	2007

Revenues	$251,010	$227,509	$1,023,175	$902,102

Costs and expenses:
Operating costs (1)	163,089	144,855	643,886	572,221
Selling and administrative expenses (1)	52,366	49,691	216,867	197,217
Depreciation and amortization	13,690	12,786	53,784	48,512
	229,145	207,332	914,537	817,950

Income from operations	21,865	20,177	108,638	84,152

Other expense (income):
Interest expense	2,569	3,129	11,999	12,675
Interest income	(556)	(461)	(2,224)	(1,916)
Foreign exchange (gain)/loss	585	(33)	164	(69)
	2,598	2,635	9,939	10,690

Income before income taxes	19,267	17,542	98,699	73,462
Provision for income taxes	6,984	6,736	37,721	28,267

Net income	$12,283	$10,806	$60,978	$45,195

Income per share – Basic:
Common Stock	$0.67	$0.59	$3.33	$2.47
Class B Common Stock	$0.54	$0.47	$2.66	$1.98

Income per share – Diluted:
Common Stock	$0.63	$0.56	$3.15	$2.34

Weighted average number of shares outstanding – Basic:
Common Stock	14,380	14,343	14,363	14,325
Class B Common Stock	4,936	4,937	4,937	4,939
	19,316	19,280	19,300	19,264

Weighted average number of shares outstanding – Diluted:
Common Stock	19,387	19,375	19,353	19,342

Dividends per share:
Common Stock	$0.0375	$0.0375	$0.1500	$0.1500
Class B Common Stock	$0.0300	$0.0300	$0.1200	$0.1200

(1)	Exclusive of depreciation on the Company’s fixed assets and amortization on its intangible assets
(2)	Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)	August 30, 2008	August 25, 2007
Assets
Current assets:
Cash and cash equivalents	$25,655	$12,698
Receivables, net	102,830	91,906
Inventories	46,154	44,282
Rental merchandise in service	92,315	86,129
Prepaid and deferred income taxes	15,431	13,399
Prepaid expenses	1,720	1,807

Total current assets	284,105	250,221

Property and equipment:
Land, buildings and leasehold improvements	314,370	286,255
Machinery and equipment	327,705	299,831
Motor vehicles	102,805	95,214

	744,880	681,300
Less - accumulated depreciation	376,319	347,233
	368,561	334,067

Goodwill	258,836	224,366
Customer contracts and other intangible assets, net	67,450	62,064
Other assets	2,715	3,746

	$981,667	$874,464

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$4,222	$539
Accounts payable	54,822	45,297
Accrued liabilities	91,837	86,283

Total current liabilities	150,881	132,119

Long-term obligations, net of current maturities	231,317	205,510
Deferred income taxes	42,699	39,508

Shareholders' equity:
Common Stock	1,438	1,435
Class B Common Stock	494	494
Capital surplus	18,240	16,332
Retained earnings	532,164	473,934
Accumulated other comprehensive income	4,434	5,132

Total shareholders' equity	556,770	497,327

	$981,667	$874,464

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen	Thirteen
	weeks ended	weeks ended
	August 30,	August 25,	Dollar	Percent
(In thousands, except percentages)	2008 (1)	2007 (1)	Change	Change

Core Laundry Operations	$226,643	$204,686	$21,957	10.7%
Specialty Garments	16,854	14,492	2,362	16.3
First Aid	7,513	8,331	(818)	-9.8
Consolidated total	$251,010	$227,509	$23,501	10.3%

	Fifty-three	Fifty-two
	weeks ended	weeks ended
	August 30,	August 25,	Dollar	Percent
(In thousands, except percentages)	2008	2007	Change	Change

Core Laundry Operations	$919,986	$807,460	$112,526	13.9%
Specialty Garments	71,637	62,868	8,769	13.9
First Aid	31,552	31,774	(222)	-0.7
Consolidated total	$1,023,175	$902,102	$121,073	13.4%

Income from Operations

	Thirteen	Thirteen
	weeks ended	weeks ended
	August 30,	August 25,	Dollar	Percent
(In thousands, except percentages)	2008 (1)	2007 (1)	Change	Change

Core Laundry Operations	$20,968	$20,413	$555	2.7%
Specialty Garments	364	(772)	1,136	147.1
First Aid	533	536	(3)	-0.5
Consolidated total	$21,865	$20,177	$1,688	8.4%

	Fifty-three	Fifty-two
	weeks ended	weeks ended
	August 30,	August 25,	Dollar	Percent
(In thousands, except percentages)	2008	2007	Change	Change

Core Laundry Operations	$103,547	$78,228	$25,319	32.4%
Specialty Garments	4,204	4,498	(294)	-6.5
First Aid	887	1,426	(539)	-37.8
Consolidated total	$108,638	$84,152	$24,486	29.1%

(1) Unaudited